UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2019 (January 30, 2019)

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commerce Drive, Loveland, Ohio	45140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 297-3640

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On January 30, 2019, Stephen S. Burns, Chief Executive Officer and a member of the Board of Directors (the “Board”) of Workhorse Group Inc. (the “Company”), resigned as Chief Executive Officer and as a member of the Board, effective immediately. Mr. Burns will serve the Company as a consultant pursuant to a Services Agreement between Mr. Burns and the Company dated as of February 4, 2019 (the “Services Agreement”).

On February 4, 2019, the Company announced the appointment of Duane Hughes as Chief Executive Officer and a member of the Board effective February 4, 2019. Mr. Hughes previously served as the Company’s President and Chief Operating Officer. Prior to joining the Company, Mr. Hughes served as Chief Operating Officer of Cumulus Interactive Technologies Group (“Cumulus ITG”). Prior to joining Cumulus ITG, Mr. Hughes served in senior management positions with Gannett Co., Inc., including as Vice President of Sales and Operations for Gannett Media Technologies International.

There is no understanding or arrangement between Mr. Hughes and any other person pursuant to which Mr. Hughes was selected as a director of the Company.  Mr. Hughes does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Since January 1, 2018, Mr. Hughes has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

In connection with his appointment as Chief Executive Officer, the Company entered into an amended and restated retention agreement (the “Retention Agreement”) with Mr. Hughes effective February 4, 2019. Pursuant to the Retention Agreement, Mr. Hughes will receive a base salary of $350,000 per year and will be eligible to receive a target performance bonus equal to 50% of his base salary with the potential to increase to 100% or 150% of his base salary assuming pre-determined milestones are met as determined by the Board. Mr. Hughes will also receive a $25,000 signing bonus as well as a $25,000 bonus upon the Company raising $10 million in financing. The Company also granted an option to purchase 1,000,000 shares of the Company’s common stock that will vest over a three-year period. The stock option award was granted under the Company’s 2017 Incentive Stock Plan with an exercise price equal to $0.97. The shares subject to such options will vest over three years in equal quarterly installments commencing March 31, 2019.

In the event Mr. Hughes is terminated without cause or resigns for good reason (as such terms are defined in the Retention Agreement), he will be entitled to severance payments in an amount equal to his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of the COBRA premium cost for up to twelve months. In the event Mr. Hughes is terminated without cause or resigns for good reason within twelve months following a change in control of the Company (as such term is defined in the Retention Agreement) he shall be entitled to severance benefits described above.

In connection with his appointment as Chief Executive Officer, on February 4, 2019, the Company entered into a letter agreement (the “Director Agreement”) with Mr. Hughes setting forth certain terms of his appointment as director of the Company. The Director Agreement provides that Mr. Hughes will receive an annual fee of $40,000 as consideration for his service as a director.  Additionally, the Company granted Mr. Hughes options to purchase 50,000 shares of the Company’s common stock at $0.97 per share.  The options will expire ten years from the vesting period with 10,000 options vesting immediately and 4,000 every June 30 and December 31 thereafter.

Under the Services Agreement, Mr. Burns will provide consulting services to the Company for a term of one year and will receive a consulting fee of $27,083.33 per month. The Company also granted Mr. Burns an option to purchase 1,000,000 shares of the Company’s common stock which vested immediately. The stock option award was granted under the Company’s 2017 Incentive Stock Plan with an exercise price equal to $0.97.

The foregoing summary descriptions of the Service Agreement, the Retention Agreement and the Director Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the agreements, copies of which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 hereto, respectively, and incorporated by reference herein.

On February 5, 2019 the Company issued a press release regarding Hughes’s appointment and Mr. Burns’ resignation. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Services Agreement between Stephen S. Burns and Workhorse Group Inc. dated February 4, 2019
10.2	Amended and Restated Executive Retention Agreement between Duane Hughes and Workhorse Group Inc. dated February 4, 2019
10.3	Director Agreement between Duane Hughes and Workhorse Group Inc. dated February 4, 2019
99.1	Press Release dated February 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

/s/ Paul Gaitan
Paul Gaitan
Chief Financial Officer

Date: February 5, 2019

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